    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1997

                                       REGISTRATION STATEMENT NO. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                          BOSTON PRIVATE BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

              MASSACHUSETTS                           04-2976299
      (State or other jurisdiction                 (I.R.S. Employer
    of incorporation or organization)           Identification Number)

                              --------------------

                             TEN POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 556-1900
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                TIMOTHY L. VAILL
                      President and Chief Executive Officer
                          Boston Private Bancorp, Inc.
                             Ten Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 556-1900
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                              --------------------

                 Copies of all communications should be sent to:

                             WILLIAM P. MAYER, ESQ.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
===========================================================================================================================

                                                            Proposed                Proposed
    Title of Each Class of              Amount               Maximum                 Maximum             Amount of
       Securities to Be                   to              Offering Price            Aggregate          Registration
          Registered                 Be Registered         Per Share(1)          Offering Price(1)          Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       730,000 Shares            $5.25                  $3,832,500            $1,162
===========================================================================================================================

(1)  Based upon the average of the high and low sale prices reported on the Nasdaq SmallCap Market System on January 9, 1997 and
     estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

                            -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

                                   PROSPECTUS


                          BOSTON PRIVATE BANCORP, INC.


                         730,000 Shares of Common Stock


     This Prospectus relates to 730,000 shares (the "Shares") of common stock, $1.00 par value per share (the "Common Stock"), of Boston Private Bancorp, Inc. (the "Company") to be sold by certain stockholders of the Company (the "Selling Stockholders") from time to time. The Selling Stockholders may sell the Shares from time to time in transactions on the Nasdaq SmallCap Market System, in negotiated transactions or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Selling Stockholders" and "Plan of Distribution." The Common Stock of the Company is traded under the symbol "BPBC" on the Nasdaq SmallCap Market. On January 9, 1997, the reported closing price for the Common Stock on the Nasdaq SmallCap Market was $5.125.

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders).



     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN SPECIAL FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.


                              --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------



                  THE DATE OF THIS PROSPECTUS IS _______, 1997.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. For further information with respect to the Company and the securities covered hereby, reference is made to the Registration Statement and to the exhibits thereto filed as a part thereof. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Commission. Such proxy statements, reports and other information filed by the Company may be inspected and copied at prescribed rates at the aforementioned public reference facilities maintained by the Commission. The Common Stock of the Company is traded on the Nasdaq SmallCap Market System. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in, and made a part of, this Prospectus by reference as of their respective dates: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, June 30 and September 30, 1996; (3) the definitive Proxy Statement of the Company for the Annual Meeting of Stockholders held May 15, 1996; (4) the Company's Current Report on Form 8-K dated December 9, 1996; and (5) the description of the Common Stock of the Company contained in the Company's Registration Statement on Form SB-2, filed on August 30, 1993, including all amendments and reports updating such description.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any or all of the documents that have been incorporated by reference to the Registration Statement of which this Prospectus is a part, other than exhibits to such documents. Requests should be addressed to: Boston Private Bancorp, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Corporate Secretary (telephone number (617) 556-1900).

     This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those projected in the forward-looking statements set forth in this Prospectus including the information incorporated herein by reference. Investors should carefully consider the discussion of risk factors below, in addition to the other information contained in this Prospectus, in connection with an investment in the Shares offered hereby.


                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

COMPETITION

     The ability of Boston Private Bank & Trust Company (the "Bank"), the wholly-owned subsidiary of the Company through which it conducts substantially all of its business, to attract loans and deposits may be limited by its small size relative to its competitors. The Bank maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes in its market area.

     In particular, in attempting to attract deposits and making loans, the Bank encounters competition from other institutions, including larger downtown Boston and suburban-based commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving eastern Massachusetts and adjoining areas. The principal modes of competition include the interest rates charged on loans, the interest rates paid on deposits, efforts to obtain deposits, the range of services provided and the quality of those services.

     In this competitive environment, the Bank may be unable to attract sufficient and high-quality loans in order to continue its loan growth, which may materially adversely affect the Bank's results of operations and financial condition, including the level of its non-performing assets. The Bank's competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In particular, the Bank's current commercial borrowing customers may develop needs for credit facilities larger than it can accommodate.

     In addition, the Company's ability to attract investment management and trust business may be inhibited by its relatively short history and limited record of performance. With respect to its investment management and trust services, the Bank competes primarily with commercial banks and trust companies, mutual fund companies, investment advisory firms, stock brokerage firms, law firms and other financial companies. Competition is especially keen in the Bank's market area, because Boston has a well-established investment management industry. Management believes that the Company has improved its ability to attract investment management business as a result of the acquisition of Cunningham, Henderson, and Papin Incorporated in July of 1995.

ASSET QUALITY

     The success of bank holding companies, such as the Company, depends to a significant extent upon the quality of their assets. Non-performing assets of the Company, which include non-performing loans and real estate acquired through foreclosure proceedings and through acceptance of a deed in lieu of foreclosure (collectively, other real estate owned or "OREO"), can lead to charge-offs and an increase in the Bank's allowance for possible loan losses. Other adverse effects of non-performing assets include, but are not limited to, foregone interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of these non-performing assets.

     Management of the Bank determines the Bank's allowance for possible loan losses based on the facts and circumstances available to it at the time of determination. The net carrying value of OREO is determined by Management to equal the lower of (i) the assets' balances when transferred to OREO or (ii) the estimated net fair value, after reduction for estimated selling costs, of the property acquired. The allowance for possible loan losses, however, can only be estimated by the Company, based upon, among other things, the quality of the loan portfolio, economic conditions, the value of the underlying collateral and the level of non-accruing loans held by the Bank. Future provisions to the allowance for possible loan losses or provisions in carrying values of OREO could become necessary as a result of deterioration in the real estate market and/or the economy in the Company's primary market area, future increases in non-performing assets or for other reasons. Such provisions could adversely affect the Company's financial condition and results of operations.

     In addition, bank regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses and the carrying value of its OREO. Such agencies could require the Bank to make further provisions to the allowance for possible loan losses and adjustments to the carrying values of OREO based on their judgments at the time of examination. The Company was most recently examined by the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board") in December 1993, and the Bank was most recently examined by the Federal Deposit Insurance Corporation ("FDIC") in September 1994 and the Massachusetts Commissioner of Banks in September 1995.

LOAN CONCENTRATIONS

     The Bank's loans are concentrated with respect to geography, type of customer and type of collateral. Since the Bank serves primarily individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the Greater Boston Metropolitan Area, the Bank's asset quality is affected by the economic conditions in these areas. The Bank's commercial loans are generally concentrated in the following customer groups:
(i) real estate developers and investors, (ii) financial services, (iii) technology, manufacturing and communications, (iv) professional services and
(v) general commercial, industrial and personal loans. The Bank's commercial loans, with limited exceptions, are secured by either real estate (income producing residential and commercial properties), marketable securities or corporate assets (accounts receivable, equipment and inventory). Substantially all of the Bank's residential mortgage and home equity loans are secured by residential property in eastern Massachusetts. Conditions in the real estate market specifically, and the Massachusetts economy generally, could impact the ability of these borrowers to service their loans in the future and/or the value of the collateral securing these loans. In addition, this loan concentration coupled with adverse economic conditions in the area could negatively impact the asset quality of the Company in future periods. See "--Asset Quality."

INTEREST RATE ENVIRONMENT

     The general interest rate environment affects the Company's financial results. The Bank's main source of income is its net interest income, which is defined as the difference between the interest income received on its interest-bearing assets, including loans and investment securities, and the interest expense incurred in connection with its interest-bearing liabilities, including deposits and borrowings. The Bank's net interest income can be affected significantly by changes in market interest rates. The Bank has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on its net interest income, primarily by altering the mix and maturity of the Bank's loans, investments and funding sources.

     An increase in interest rates could also have a material adverse effect on the Company's results of operations by reducing the ability of its borrowers to service their current indebtedness, thereby increasing the Bank's delinquent and non-performing loans and necessitating further provisions to the Bank's allowance for possible loan losses.

SOURCES OF FUNDS

     The Bank has traditionally obtained funds principally through deposits and through borrowings. The Bank's ability to obtain deposits depends upon general economic conditions, market interest rates and competitive pressures. Thus, in order to provide liquidity and flexibility to its operations, the Bank may have to rely more heavily on borrowings as a source of funds in the future.

     Moreover, the volatility of the Bank's deposits may impact the Bank's overall liquidity. Historically and in comparison to commercial banking averages, the Bank has had a higher percentage of its time deposits in denominations of $100,000 or more. Within the banking industry, these deposits are generally considered to be volatile.

                                   THE COMPANY

     The Company is incorporated under the laws of the Commonwealth of Massachusetts and is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended. On July 1, 1988, the Company became the parent holding company of Boston Private Bank & Trust Company (the "Bank"), a trust company chartered by the Commonwealth of Massachusetts and insured by the Federal Deposit Insurance Corporation. The Company conducts substantially all of its business through its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries, BPB Securities Corporation and Boston Private Asset Management, Inc.

     The Company pursues a "private banking" business strategy and is principally engaged in providing banking, investment and fiduciary products to high net worth individuals, their families and their businesses in the greater Boston area and New England and, to a lesser extent, Europe and Latin America. The Bank offers its clients a broad range of basic deposit services, including checking and savings accounts, with automated teller machine ("ATM") access, and cash management services through sweep accounts and repurchase agreements. The Bank also offers commercial, residential mortgage, home equity and consumer loans, as well as credit card services. In addition, the Bank provides investment advisory and asset management services, securities custody and safekeeping services, trust and estate administration and IRA and Keogh accounts.

     On July 31, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of the investment management business of Cunningham, Henderson, and Papin Incorporated ("CH&P, Inc.") for a total purchase price of approximately $4.2 million, of which $2.1 million, consisting of $1.5 million in cash and 166,667 shares of the Company's Common Stock, was paid at closing. In each of January and July 1996, the Company paid an additional $375,000 in cash and 41,667 shares of Common Stock of the Company. The balance of the purchase price is payable in semi-annual installments due January 15 and July 15, 1997. The amount of each installment payment will be $375,000 in cash and 41,667 shares of Common Stock of the Company. The acquisition was accounted for as a purchase and, as such, subsequent to the date of acquisition, the results of operations of CH&P, Inc. have been included with those of the Company.

     INVESTMENT MANAGEMENT. The Company provides a range of investment management services to individuals, families, trusts, endowments, foundations and retirement plans. These services include management of equity portfolios, fixed income portfolios, balanced portfolios, liquid asset management portfolios and mutual fund holdings. Portfolios are managed based on the investment objectives of each client, with each portfolio being positioned to benefit from long-term market trends. In addition, the Company offers advisory services with respect to alternative forms of investment.

     TRUST ADMINISTRATION. Acting as a fiduciary, the Company provides trust administration and estate settlement services. The services provided by the Company include the ongoing fiduciary review of the trust instrument, the collection and safekeeping of assets, the investment of trust assets, the distribution of income, the preparation of reports for court and tax purposes, the preparation of tax returns, the distribution of assets as required and communication with grantors, beneficiaries and co-trustees.

     CUSTODY SERVICES. Custody services provided by the Company include the safekeeping of securities, the settlement of security transactions, the execution of trades and the automatic investment of cash balances.

     LENDING ACTIVITIES. The Bank specializes in lending to individuals and small businesses, including non-profit organizations, partnerships and professional corporations and associations. Loans made by the Bank to individuals include residential mortgage loans, unsecured and secured personal lines of credit, home equity loans, mortgage loans on investment and vacation properties, letters of credit and overdraft protection. Loans made by the Bank to businesses include commercial mortgage loans, revolving lines of credit, working capital loans, equipment financing and letters of credit. Generally, the Bank lends only to borrowers located in eastern New England or to borrowers who may be located farther away, but who have collateral deposited with the Bank in the form of cash or marketable securities or other collateral within the Bank's market area.

     ASSET AND LIABILITY MANAGEMENT. The objective of the Company's asset and liability management is to maximize profit potential while minimizing the vulnerability of its operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset and Liability Management Committee which is comprised of members of senior management. This committee is involved in formulating the economic assumptions that the

Company uses in its financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. The Company has not engaged in any hedging activities.

     INVESTMENT ACTIVITIES. The investment activity of the Company is an integral part of the overall asset/liability management of the Company. The Bank's investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. The securities in which the Bank may invest are subject to regulation and limited to securities which are considered "investment grade" securities.

     SOURCES OF FUNDS. Deposits made at the Bank's office location and through ATM's have traditionally been the principal source of funds for use in lending and for other general business purposes. However, while the Bank has not traditionally placed significant reliance on borrowings as a source of liquidity, it has established various borrowing arrangements, including Federal Home Loan Bank of Boston ("FHLB") advances, the sale of securities to institutional investors under repurchase agreements and, from time to time, the purchase of federal funds from other banking institutions.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


                               REGISTRATION RIGHTS

     The registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part will discharge certain of the Company's obligations under the terms of Stock Purchase Agreements dated December 9, 1996, which the Company entered into in connection with the private placement of 730,000 shares of Common Stock to the Selling Stockholders (the "Registration Rights Agreement").

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of registering the Shares (other than brokerage and underwriting commissions, taxes of any kind and any legal, accounting and other expenses incurred by a holder thereunder). The Company also has agreed under the Registration Rights Agreement to indemnify each Selling Stockholder and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, each Selling Stockholder under the Registration Rights Agreement severally agreed to indemnify the Company and its respective directors, officers and any person who controls the Company against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to information furnished to the Company by such Selling Stockholder for use in the Registration Statement or Prospectus or an amendment or supplement thereto or the failure by such Selling Stockholder (through no fault of the Company) to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of Shares covered by the Registration Statement from such Selling Stockholder.

                              SELLING STOCKHOLDERS


     The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The following table sets forth the name and number of shares of Common Stock owned by each Selling Stockholder as of January 1, 1997.
The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. Because the Selling Stockholders may sell all, some or none of the Shares, the Company has assumed that the Selling Stockholders will sell all of the Shares in determining the number and percentage of shares of Common Stock that each Selling Stockholder will own upon completion of the offering to which this Prospectus relates. The amounts set forth below are based upon information provided by the Selling Stockholders and are accurate to the best knowledge of the Company.


                                                  Shares of                                          Shares of
                                                Common Stock               Shares of            Common Stock Owned
                                              Beneficially Owned          Common Stock         After the Offering(2)
Selling Stockholder                         as of January 1, 1997(1)     Offered Hereby       Number(1)     Percent(3)
-------------------                         ------------------------     --------------       ---------     -----------

Banc Fund IV L.P. ........................           28,650                   28,650                 0           0%
Banc Fund IV Trust .......................           96,350                   96,350                 0           0
John M. Barry(4),(5) .....................          101,076                   10,000            91,076         1.4
Bay Pond Investors (Bermuda) L.P. ........          125,000                  125,000                 0           0
Calkins Newspaper Pension Trust ..........           55,000                    1,575            53,425           *
Eugene S. Colangelo(4),(5),(6),(7) .......           86,599                   23,000            63,599           *
Michael M. Davis(4),(8) ..................           11,400                    5,000             6,400           *
James D. Dawson(9),(10) ..................            8,750                    5,000             3,750           *
Financial Stocks L.P. ....................          175,000                  125,000            50,000           *
Kate S. Flather(4),(11) ..................           10,000                    5,000             5,000           *
Torrence C. Harder .......................            5,385                    2,385             3,000           *
James D. Henderson(9),(12) ...............           34,275                    2,000            32,275           *
Lynn Thompson Hoffman(4),(8),(13) ........           53,400                   23,000             7,400           *
Paul R. Hoffman(4),(14) ..................           53,400                   23,000             7,400           *
Barbara M. Houlihan(9),(15) ..............            5,025                    1,000             4,025           *
Axel LeBlois .............................            5,000                    5,000                 0           0
Lodewyk A.S. Lemmer ......................           40,000                    3,640            36,360           *
Charles McDermott ........................           23,000                   23,000                 0           0
Milynn and Affiliates Profit Sharing
  Plan and Trust .........................           50,000                   13,640            36,360           *
John Bryan Mims Revocable Trust ..........           40,000                    3,640            36,360           *
Susan Mims Revocable Trust ...............           20,000                    1,820            18,180           *
Carey S. Morrissey(9) ....................            2,000                    2,000                 0           0
Walter M. Pressey(7),(9),(16) ............            6,000                    1,000             5,000           *
Robert A. Radloff(4),(5) .................           55,400                   25,000            30,400           *
Eugene F. Rivers, 3rd(4),(5),(7)..........            7,684                    2,000             5,684           *
Elie Rivollier, Jr. ......................           10,000                    2,500             7,500           *
Mary Rivollier ...........................           41,345                   10,300            31,045           *
Alfred S. Ross ...........................           23,000                   23,000                 0           0
Saranow Investments, L.L.C. ..............           25,000                   25,000                 0           0
Richard J. Sheehan, D.V.M. ...............           15,500                    7,500             8,000           *
Allen Sinai(4),(8) .......................           26,900                   22,000             4,900           *
Tapley Stephenson Jr. ....................           15,900                    5,000            10,900           *
James Avery Sterling .....................           13,900                    3,000            10,900           *
Timothy L. Vaill(4),(9),(17),(18) ........          267,741                    5,000           262,741         3.9
Wood Investment Partners(4),(19) .........          525,000                   70,000           455,000         6.9
                                                  ---------                  -------         ---------
Total ....................................        2,062,680                  730,000         1,286,680

-----------------

*    Less than 1%.

 (1) Includes options to purchase shares of Common Stock of the Company that are exercisable within 60 days of January 1, 1997.

 (2)  Assumes that all Shares are sold by the Selling Stockholders.

 (3) Based on 6,592,496 outstanding shares of Common Stock of the Company. Options to purchase Common Stock that are exercisable within 60 days of January 1, 1997 are deemed outstanding for computing the ownership of each Selling Stockholder as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person or group.

 (4) The Selling Stockholder is a Director of the Company. Mr. Hoffman is the spouse of a Director of the Company. Charles O. Wood, III, the managing partner of Wood Investment Partners, is Chairman of the Board of Directors of the Company.

 (5) Includes 4,400 shares subject to options which are currently exercisable granted pursuant to the Directors' Plan.

 (6) Includes 6,766 shares owned by Mr. Colangelo's spouse and 16,236 shares owned by the children of Mr. Colangelo. Mr. Colangelo disclaims beneficial ownership of all such shares other than the Shares offered hereby.

 (7) The Selling Stockholder owns the Shares offered hereby with his spouse as joint tenants with rights of survivorship.

 (8) Includes 2,400 shares subject to options which are currently exercisable granted pursuant to the Directors' Plan.

 (9) Mr. Dawson is Executive Vice President and Chief Lending Officer. Mr. Henderson is Executive Vice President, Investment Management & Trust. Ms. Houlihan is Senior Vice President, Director of Technology and Operations. Ms. Morrissey is Director of Marketing Communications. Mr. Pressey is Senior Vice President and Chief Financial Officer. Mr. Vaill is President and Chief Executive Officer.

(10) Includes 3,750 shares subject to options which are currently exercisable granted to Mr. Dawson pursuant to the Employee Plan.

(11) Includes 3,400 shares subject to options which are currently exercisable granted to Ms. Flather pursuant to the Directors' Plan.

(12) Includes 32,275 shares subject to options which are currently exercisable granted to Mr. Henderson pursuant to the Employee Plan.

(13) Includes 23,000 shares owned by Ms. Hoffman's spouse. Ms. Hoffman disclaims beneficial ownership of all such shares.

(14) Includes 28,000 shares owned by Mr. Hoffman's spouse and 2,400 shares subject to options which are currently exercisable granted to Mr. Hoffman's spouse pursuant to the Directors' Plan. Mr. Hoffman disclaims beneficial ownership of all such shares.

(15) Includes 4,025 shares subject to options which are currently exercisable granted to Ms. Houlihan pursuant to the Employee Plan.

(16) Includes 5,000 shares which are currently exercisable granted to Mr. Pressey pursuant to the Employee Plan.

(17) Includes 185,971 shares subject to options which are currently exercisable granted to Mr. Vaill pursuant to the Employee Plan.

(18) Includes 3,000 shares owned by the children of Mr. Vaill. Mr. Vaill disclaims beneficial ownership of all such shares.

(19) Wood Investment Partners is a Pennsylvania general investment partnership of which the Company's Chairman Charles O. Wood, III is the managing partner. Includes 5,000 shares subject to options which are currently exercisable granted to Mr. Wood pursuant to the Directors' Plan.



                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in transactions on the Nasdaq SmallCap Market or otherwise at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may also make private sales either directly or through a broker or brokers. The Shares may be sold by one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholders that they have not, as of the date hereof, made any arrangements relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to indemnify each Selling Stockholder against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Stockholder expressly for use in the Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby will be passed upon for the Company by its counsel, Goodwin, Procter & Hoar LLP, Exchange Place, 24th Floor, Boston, Massachusetts 02109-2881.

                                     EXPERTS

     The consolidated financial statements of Boston Private Bancorp, Inc. and its subsidiaries included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.



                           ---------------------------

                                TABLE OF CONTENTS

                           ---------------------------


                                                               Page
                                                               ----
              Available Information............................  2
              Incorporation of Certain Documents by Reference..  2
              Risk Factors.....................................  3
              The Company......................................  5
              Use of Proceeds..................................  6
              Registration Rights..............................  6
              Selling Stockholders.............................  7
              Plan of Distribution.............................  8
              Legal Matters....................................  9
              Experts..........................................  9

                           ---------------------------















================================================================================

================================================================================





                                 730,000 SHARES

                                 BOSTON PRIVATE
                                  BANCORP, INC.



                                  COMMON STOCK






                             -----------------------

                                   Prospectus

                             -----------------------







                                  _______, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

     The following are the estimated expenses of issuance and distribution of the Shares registered hereunder on Form S-3:

     SEC Registration Fee ............................    $ 1,162
     Nasdaq Listing Fee ..............................      7,300
     Legal Fees and Expenses .........................      5,000
     Blue Sky Qualification Fees and Expenses.........      2,000
     Miscellaneous ...................................        538
                                                          -------
           Total .....................................    $16,000

(1)     The amounts set forth above, except for the SEC Registration Fee and the Nasdaq Listing Fee, are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted such provisions in its Articles of Organization.

     Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The Company and its directors and officers currently carry liability insurance.

ITEM 16. EXHIBITS.

EXHIBIT
NO.             DESCRIPTION
---             -----------

5               Opinion of Goodwin, Procter & Hoar LLP
23.1            Consent of KPMG Peat Marwick LLP
23.2            Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5)
24              Power of Attorney (included on signature page)
99.1            Form of Stock Purchase Agreement dated as of December 9, 1996, between the Company and the Selling Stockholders


ITEM 17. UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes to:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) herein do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the undersigned Registrant under the Exchange Act.

          2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 15, 1997.

                             BOSTON PRIVATE BANCORP, INC.

                             By: /s/ Timothy L. Vaill
                                 ------------------------
                                 Timothy L. Vaill
                                 President, Chief Executive Officer and
                                 Director


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of Boston Private Bancorp, Inc. hereby severally constitutes Timothy
L. Vaill, Eugene S. Colangelo and Charles O. Wood, III and each of them singly, his or her true and lawful attorneys with full power to them, and each of them singly, to sign for the undersigned and in his or her name in the capacity indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable Boston Private Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                                 Date
---------                                -----                                 ----

/s/Timothy L. Vaill                      President, Chief Executive            January 15, 1997
------------------------------           Officer and Director
Timothy L. Vaill                         (Principal Executive Officer)


/s/Walter M. Pressey                     Senior Vice President and             January 15, 1997
------------------------------           Chief Financial Officer
Walter M. Pressey


/s/Herbert S. Alexander                  Director                              January 15, 1997
------------------------------
Herbert S. Alexander


                                         Director
------------------------------
John M. Barry


/s/Peter C. Bennett                      Director                              January 15, 1997
------------------------------
Peter C. Bennett


/s/Eugene S. Colangelo                   Director                              January 15, 1997
------------------------------
Eugene S. Colangelo




Signature                               Title             Date
---------                               -----             ----

/s/Michael M. Davis                     Director          January 15, 1997
------------------------------
 Michael M. Davis


/s/ Kate S. Flather                     Director          January 15, 1997
------------------------------
Kate S. Flather


/s/Lynn Thompson Hoffman                Director          January 15, 1997
------------------------------
Lynn Thompson Hoffman


/s/E. Christopher Palmer                Director          January 15, 1997
------------------------------
E. Christopher Palmer


/s/Robert A. Radloff                    Director          January 15, 1997
------------------------------
Robert A. Radloff


                                        Director
------------------------------
Eugene F. Rivers, 3rd


/s/Allen Sinai                          Director          January 15, 1997
------------------------------
Allen Sinai


/s/Charles O. Wood, III                 Director          January 15, 1997
------------------------------
Charles O. Wood, III



                                  EXHIBIT INDEX

EXHIBIT
NUMBER       DESCRIPTION
------       -----------

5       -    Opinion of Goodwin, Procter & Hoar LLP
23.1    -    Consent of KPMG Peat Marwick LLP
23.2    -    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5)
24      -    Power of Attorney (included on signature page)
99.1    -    Form of Stock Purchase Agreement dated as of December 9, 1996, between the Company and the Selling Stockholders